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                                                                    Exhibit 99.1


                             PITT-DES MOINES, INC.


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3400 Grand Avenue, Pittsburgh, Pennsylvania 15225 412-331-3000 FAX: 412-331-7403




                                  NEWS RELEASE
For further information, contact:  T. R. Lloyd, General Counsel and Secretary or
                      R. A. Byers, Vice President Finance



           PITT-DES MOINES, INC. APPEALS VERDICT IN POST OFFICE TRIAL



PITTSBURGH, PA, March 20, 1998 -- Pitt-Des Moines, Inc. (AMEX: PDM) said it is appealing the $1.0 million fine imposed today by the United States District Court for the Eastern District of Illinois, as a result of a jury's verdict on July 31, 1997, in the trial related to the November 1993 accident at the United States Postal Service building in Chicago. The Company believes the trial court ruled incorrectly on various factual and legal issues before and during the course of the trial. These errors are the basis for the Company's appeal, which will be filed with the United States 7th Circuit Court of Appeals. In its appeal, the Company will ask the Court of Appeals to reverse the trial court's rulings and to order a new trial.

"We continue to deny wrongdoing in this tragic accident, and we believe that today's sentence will be overturned on appeal," said Tom Lloyd, General Counsel for PDM. "We have a strong case and an excellent safety record, which we intend to defend vigorously."

PDM said its commitment to providing safe working conditions for its employees and subcontractors continues to be at the heart of its operation. The Company administers aggressive safety programs at all of its jobsites and strictly adheres to the policies and procedures of the Occupational Safety and Health Administration.

Pitt-Des Moines, Inc. (PDM (R)) is a diversified engineering and construction company that also processes and distributes a broad range of carbon steel
products.   PDM has sales offices and plant facilities located primarily in the
United States.



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